Exhibit 23.1

225 N. Water Street, Suite 400 P.O. Box 1580 Decatur, IL 62525-1580 217.429.2411 Fax 217.429.6109 www.bkd.com

The Board of Directors
Princeton National Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-69019, 333-117663, 333-146255, 333-159570, 333-169669 and 333-172507) on Form S-8 and 333-157451 on Form S-3 of Princeton National Bancorp, Inc. of our reports dated March 30, 2011 with respect to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three year period ended December 31, 2010.

Decatur, Illinois
March 30, 2011